Exhibit 99.1

FOR IMMEDIATE RELEASE

GUESS?, INC. AND INTERPARFUMS, INC. EXTEND THEIR FRAGRANCE PARTNERSHIP THROUGH 2048

New York, New York, January 26, 2026, Interparfums, Inc. (NASDAQ GS: IPAR) (“Interparfums” or the “Company”) today announced a 15-year extension of its exclusive worldwide license agreement with Guess?, Inc., for the continued creation, development and distribution of its fragrances, extending the agreement length for 23 more years.

Jean Madar, Chairman & Chief Executive Officer of Interparfums, said, “This extension underscores the enduring strength of our partnership with Guess?, Inc. After more than seven years of building its fragrance lines, and now midway through our original agreement, we have heightened the GUESS fragrance portfolio to global prominence, gaining market share through innovative scents and sophisticated packaging. Our collaborative efforts have captured consumer hearts worldwide while driving impressive sales growth in key markets.

“Since joining our portfolio in 2018, we've launched several successful blockbuster scents, including Bella Vita and Uomo, and have built on the Seductive pillar. In 2024, we introduced the women's Iconic fragrance, followed by its men's version in 2025, both of which have performed exceptionally well. We have a robust pipeline of dynamic fragrance launches on the horizon. We remain committed to continuing to serve the GUESS brand with dedication and excellence, as it continues to rank among the largest in our portfolio, with additional scalability ahead. We look forward to continuing our successful partnership with Paul Marciano and with our new partner, Jamie Salter, Chairman and CEO of Authentic Brands Group.”

Paul Marciano, Guess?, Inc. Co-founder & Chief Creative Officer, said, “Interparfums has continually demonstrated outstanding expertise in managing the GUESS fragrance business, delivering innovative products that strengthen our market position. The early extension of our long-standing partnership emphasizes the strong trust and satisfaction built through our collaboration to date, as well as our shared confidence in continued successful growth ahead.”

Jamie Salter, Founder, Chairman and Chief Executive Officer of Authentic Brands Group, said, “We are pleased to partner with Interparfums, whose strategic vision, operational excellence, and fragrance expertise are unmatched in the industry. We are confident Interparfums will continue to deliver creativity, quality, and long-term value to GUESS fragrances.”

Interparfums will continue to assume full global responsibility for GUESS fragrances until December 31, 2048.

About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license and other agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

Our portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, Longchamp, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Lanvin, Rochas, and Solférino. Goutal and Off-White joined the Company’s fragrance portfolio in 2026.

About Guess?, Inc.:

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. GUESS products are distributed through branded GUESS stores as well as better department and specialty stores around the world. GUESS also markets, distributes and operates stores for rag & bone, a lifestyle fashion brand. As of November 1, 2025, the Company directly operated 1,058 retail stores in Europe, the Americas and Asia. The Company’s partners and distributors operated 507 additional retail stores worldwide. As of November 1, 2025, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

About Authentic Brands Group

Authentic Brands Group (Authentic) is a leading sports, media, entertainment and lifestyle platform. As the owner of some of the most iconic and beloved intellectual property in the world, Authentic acquires and invests in brands to create long-term value for all of its stakeholders.

A digital-first, asset-light platform, Authentic sits at the intersection of culture, commerce and technology. It brings brands to life and cultivates fandom through powerful storytelling, premium content and unforgettable live experiences. Together with nearly 2,000 best-in-class licensing partners across 150 countries and an expansive distribution network, Authentic’s brands drive more than $38 billion in annual systemwide retail sales worldwide.

Authentic’s diversified portfolio spans more than 50 brands and reaches nearly one billion social media followers. Its roster includes Reebok, Champion, Shaquille O’Neal, David Beckham, Kevin Hart, Sports Illustrated, Elvis Presley, Muhammad Ali, Marilyn Monroe, Guess?, Aéropostale, Nautica, Eddie Bauer, Lucky Brand, Nine West, Brooks Brothers, Juicy Couture, Vince Camuto, Izod, Van Heusen, Dockers, Ted Baker, Hart Schaffner Marx, Vince, Barneys New York, Judith Leiber, Quiksilver, Spyder, Billabong, Volcom, Roxy, RVCA, DC Shoes, Prince, Sperry and Hunter.

For more information, visit corporate.authentic.com. Follow Authentic on LinkedIn, Instagram and WeChat.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate, "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums' annual report on Form 10-K for the fiscal year ended December 31, 2024, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Interparfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Devin Sullivan
Chief Financial Officer		Investor Relations Counsel
(212) 983-2640		(212) 836-9608 / dsullivan@theequitygroup.com
www.interparfumsinc.com		www.theequitygroup.com